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                                                                    Exhibit 10.1

                         EXECUTIVE EMPLOYMENT AGREEMENT

EXECUTIVE EMPLOYMENT AGREEMENT, is dated effective as of November 22, 2004 ("Effective Date") by and between WestCoast Hospitality Corporation, a Washington corporation (the "Company"), and Anupam Narayan (the "Executive").

The Company desires to employ the Executive in the capacities of Executive Vice President, Chief Investment Officer, and the Executive desires to be so employed, on the terms and subject to the conditions set forth in this agreement (the "Agreement");

Now, therefore, in consideration of the mutual covenants set forth herein and other good and valuable consideration the parties hereto hereby agree as follows:

1.    EMPLOYMENT; TERM.

      The Company employs the Executive, and the Executive agrees to be employed by the Company, upon the terms and subject to the conditions set forth herein, for a term commencing on the Effective Date and terminating on December 31, 2006 unless terminated earlier in accordance with Section 5 of this Agreement; provided, that such term shall automatically be extended from time to time for additional periods of one calendar year from the date on which it would otherwise expire unless the Executive, on one hand, or the Company, on the other, gives notice to the other party or parties not less than 120 days prior to such date that it elects to permit the term of this Agreement to expire without extension on such date. (The initial term of this Agreement as the same may be extended in accordance with the terms of this Agreement is hereinafter referred to as the "Term").

2.    POSITIONS; CONDUCT.

(a) During the Term, the Executive will hold the title and office of, and serve in the position of, Executive Vice President, Chief Investment Officer of the Company. In the event of a vacancy in the Company's Chief Financial Officer position, the Company may, at its option and for no additional compensation, appoint Executive the Company's Chief Financial Officer. Such position shall be in addition to other Company positions Executive may then occupy. Executive agrees to accept such appointment and serve the Company in such capacity if so appointed. The Executive shall report to the Chief Executive Officer of the Company and shall perform such specific duties and services (including service as an officer, director or equivalent position of any direct or indirect subsidiary without additional compensation) as the Company shall reasonably request consistent with the Executive's positions.

(b) During the Term, the Executive agrees to devote his full business time and attention to the business and affairs of the Company and to faithfully and diligently perform, to the best of his ability, all of his duties and responsibilities hereunder. Nothing in this Agreement shall preclude the Executive from devoting reasonable time and attention to the following (the "Exempted Activities"): (i) serving, with the approval of the Chief Executive Officer of the Company, as an officer, director, trustee or member of any organization, (ii) engaging in charitable and community activities and (iii) managing his personal investments and affairs. In no event shall the Exempted Activities involve any material conflict of interest with the interests of the Company or, individually or collectively, interfere materially with the performance by the Executive of his duties and responsibilities under this Agreement.

(c) The Executive's office and place of rendering his services under this Agreement shall be in the principal executive offices of the Company. During the Term, the Company shall provide the Executive with executive office space, and administrative and secretarial assistance and other support services consistent with his positions and with his duties and responsibilities hereunder.

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3.    BOARD OF DIRECTORS; COMMITTEES.

      It is understood that the right to elect directors of the Company is by law vested in the stockholders and directors of the Company, and it is mutually contemplated that service on the Board of Directors of the Company or any of its subsidiaries or on any respective committee of the Board of Directors of the Company or any of its subsidiaries is not a condition of this Agreement.

4.    SALARY; ADDITIONAL COMPENSATION; PERQUISITES AND BENEFITS.

(a) During the Term, the Company will pay the Executive a base salary at an annual rate of not less than $225,000 per annum, subject to annual review by the Compensation Committee of the Board of Directors of the Company (the "Compensation Committee") and in the discretion of such Committee, increased from time to time. Once increased, such base salary may not be decreased. Such salary shall be paid in periodic installments in accordance with the Company's standard practice, but not less frequently than semi-monthly.

(b) During the Term, Executive shall be eligible to receive a cash bonus ("Bonus") as follows: Executive shall participate in such annual Bonus plans or programs as may be adopted by the Company's Compensation Committee (collectively with any of its successors in authority, the "Committee") from time to time for senior executives, provided, however, that conditioned upon attainment of target performance measure requirements based on one or more performance measures as may be determined by the Committee, the target Bonus for each calendar year subsequent to 2004 during the Term for which Executive shall be eligible shall be 40% of Executive's base salary (partial years pro rated).

(c) The Company shall award to Executive 18,535 shares of restricted stock units under the Company's 1998 Stock Incentive Plan (the "Equity Incentive Plan") (or successor plan) to be issued as follows:

(i) Upon or as soon as practicable after the Effective Date, 3,707 shares of restricted common stock in the Company;

(ii) On or as soon as practical after the first, second, third and fourth anniversaries of the Effective Date, provided that Executive remains employed in the position or positions contemplated in this Agreement on each such anniversary of the Effective Date, an annual award of 3,707 shares of restricted common stock in the Company; and

(iii) The restricted common stock in the Company awarded pursuant to Sections 4(c)(i) and (ii) above shall be fully vested upon issuance. Executive shall be entitled to no further issuances of restricted common stock of the Company if Executive is not employed by the Company in the positions contemplated in this Agreement on of the first, second, third or fourth anniversaries of the Effective Date. Executive acknowledges and agrees that restricted common stock of the Company may be subject to various restrictions under the Company's Equity Incentive Plan, and under state and federal law and regulations promulgated thereunder. Executive acknowledges receipt of a copy of the Equity Incentive Plan.

(d) The Company shall grant options ("Options") under the Company's Equity Incentive Plan (or successor plan) to Executive as follows:

(i) Upon the Effective Date, Options to purchase 80,000 shares of common stock of the Company. Such Options shall have an exercise price per share equal to the closing market price for the Company's common stock (as measured by reference to the New York Stock Exchange) on the trading day immediately prior to the Effective Date. Provided that Executive remains employed by the Company in the positions contemplated by this Agreement on the fourth anniversary of the Effective Date, 40,000 of the Options, less any Options that vest pursuant to the following provisions of this paragraph, will vest on such date. Provided that Executive remains employed by the Company in the positions contemplated by this Agreement on the fifth anniversary of the Effective Date, the remaining 40,000 of such

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Options will vest on such date. Notwithstanding any vesting schedule set forth in this Agreement, at any time after the second anniversary of the Effective Date and prior to the fourth anniversary of the Effective Date, (a) 20,000 of the Options to be issued pursuant to this Section 4(d)(i)will vest on the 60th consecutive trading day the market price of the common stock of the Company (as measured by reference to the then applicable exchange) closes with a value that is at least twice the exercise price of such Options, and (b) 40,000 of the Options issued pursuant to this Section 4(d)(i), less any such options that may have previously vested pursuant to Section 4(d)(i)(a) above, will vest on the 60th consecutive trading day the market price of the common stock of the Company (as measured by reference to the then applicable exchange) closes with a value that is at least three times the exercise price of such Options.

(ii) Any subsequent issuances of Options shall be subject to the discretion of the Committee, including the Committee's discretion with respect to the number, terms and conditions of any such Options.

(e) Nothing in the foregoing provisions of this Section 4 shall be deemed to prevent the Board in its sole discretion from awarding any additional or other amounts of cash, restricted stock or Options or other equity based awards in respect of any whole or partial year during the Term.

(f) The Company will reimburse the Executive, in accordance with its standard policies from time to time in effect, for all out-of-pocket business expenses as may be incurred by the Executive in the performance of his duties under this Agreement.

(g) The Executive shall be entitled to vacation time to be credited and taken in accordance with the Company's policy from time to time in effect for senior executives, which in any event shall not be less than a total of four weeks per calendar year.

(h) The Company shall indemnify the Executive to the fullest extent permitted under the law of the State of Washington.

5.    TERMINATION

(a) The Term will terminate upon the Executive's death or, upon notice by the Company or the Executive to the other, in the case of a determination of the Executive's Disability. As used herein the term "Disability" means the Executive's inability to perform his duties and responsibilities under this Agreement for a period of more than 120 consecutive days, or for more than 180 days, whether or not continuous, during any 365-day period, due to physical or mental incapacity or impairment. A determination of Disability will be made by a physician satisfactory to both the Executive and the Company; provided that if they cannot agree as to a physician, then each shall select a physician and these two together shall select a third physician whose determination of Disability shall be binding on the Executive and the Company. Should the Executive become incapacitated, his employment shall continue and all base and other compensation due the Executive hereunder shall continue to be paid through the date upon which the Executive's employment is terminated for Disability in accordance with this section.

(b) The Term may be terminated by the Company upon notice to the Executive upon the occurrence of any event constituting "Cause" as defined herein.

(c) The Term may be terminated by the Executive upon notice to the Company within six months of the occurrence of any event constituting "Good Reason" as defined herein.

6.    SEVERANCE.

(a) If the Term is terminated by the Company for Cause, the Company will pay to the Executive an aggregate amount equal to the Executive's accrued and unpaid base salary through the date of such termination, additional salary payments in lieu of the Executive's accrued and unused vacation time, unreimbursed business expenses, unreimbursed medical, dental and other employee benefit expenses in accordance with the applicable plans, and any and all other benefits provided under the terms of applicable employee plans to terminated employees (the "Standard Termination Payments").

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(b)   If the Term is terminated upon the Executive's death or Disability, the
Company and the Subsidiary will pay to the Executive's estate or the Executive, as the case may be, the Standard Termination Payments and all death or disability payments or other employee benefits under their employee benefit plans.

(c) Subject to Section 6(d), if the Company terminates the Executive's employment under this Agreement without Cause other than by reason of his death or Disability or if the Executive terminates his employment hereunder for Good Reason, the Company shall (i) pay the Executive the Standard Termination Payments, (ii) pay the Executive a lump sum payment equal to the twice the Executive's total cash compensation for the previous fiscal year (but not less than twice $225,000) and (iii) continue in effect the Executive's benefits with respect to life, health and insurance plans or their equivalent for two years. Such payments and the obligations set forth below in Section 6(e) shall be the Company's only obligations to Executive in such a case. The Company shall incur no further liability for such a termination.

(d) If the Term is not extended pursuant to the proviso to Section 1 as a result of the Company giving notice thereunder that it elects to permit the term of this Agreement to expire without extension, the Company shall (i) pay the Executive the Standard Termination Payments, (ii) pay the Executive a lump sum payment equal to twice the Executive's total cash compensation for the previous fiscal year (but not less than twice $225,000) and (iii) continue in effect the Executive's benefits with respect to life, health and insurance plans or their equivalent for two years. Such payments and the obligations set forth below in
Section 6(e) shall be the Company's only obligations to Executive in such a case. The Company shall incur no further liability for such a termination.

(e) If the Company terminates the Executive's employment under this Agreement without Cause other than by reason of his death or Disability, or if the Term is not extended as a result of the Company giving notice that it elects to permit the term of this Agreement to expire without extension, or if the Executive terminates his employment hereunder for Good Reason pursuant to Section 5(c): all stock options granted to the Executive shall immediately vest and be exercisable and any stock grant to the Executive shall immediately vest, all Company imposed restrictions on restricted stock issued to the Executive shall be terminated and all restricted stock awarded to Executive but not yet issued shall be promptly issued to Executive.

(f) As used herein, the term "Cause" means: (i) the Executive's willful and intentional failure or refusal to perform or observe any of his material duties, responsibilities or obligations set forth in this Agreement, if such breach is not cured within 30 days after notice thereof to the Executive by the Company, which notice shall state that such conduct shall, without cure, constitute Cause and makes specific reference to this Section 6(g); (ii) any willful and intentional act of the Executive involving fraud, theft, embezzlement or dishonesty affecting the Company; or (iii) the Executive's conviction of (or a plea of nolo contendere to) an offense which is a felony in the jurisdiction involved.

(g) As used herein, the term "Good Reason" means the occurrence of any of the following, without the prior written consent of the Executive: (i) assignment to the Executive of duties materially inconsistent with the Executive's positions and responsibilities as described in Section 2(a) hereof,; (ii) the removal of the Executive from the positions as described in Section 2(a); (iii) any material breach of this Agreement by the Company which is continuing; or (iv) a Change in Control; provided that a Change of Control shall only constitute Good Reason if, within 18 months after such Change of Control: (a) the Company changes its headquarters office location to a location more than 40 miles from the city limits of Spokane, Washington, (b) the Company changes Executive's job titles, or (c) Executive experiences a significant diminution in his duties or responsibilities or compensation compared to prior to the Change in Control, other than in connection with the termination of the Executive's employment for Cause, Disability or as a result of the Executive's death or by the Executive other than for Good Reason. Notwithstanding anything to the contrary in this
Section 6(g), the Executive shall not be deemed to have Good Reason unless the Executive gives the Company written notice that the specified conduct or event has occurred giving rise to Executive having Good Reason, and the Company fails to cure such conduct or event within thirty (30) days after the receipt of such notice.

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(h)   As used herein, the term "Change of Control" means the occurrence of any one of the following events: (i) the majority of the Board of Directors of the Company consists of individuals other than Incumbent Members, which shall mean the members of the Company's Board of Directors on the Effective Date; provided that any person becoming a director subsequent to the Effective Date whose election or nomination for election was supported by the Executive or a majority of the directors who then comprised the Incumbent Directors shall be considered an Incumbent Director; (ii) the Company adopts a plan of liquidation providing for the distribution of all or substantially all of the assets of the Company on a consolidated basis; (iii) the Company sells all or substantially all of its assets on a consolidated basis in a single transaction or series of transactions; or (iv) the Company ceases to act as the general partner of WestCoast Hospitality Limited Partnership, provided, however, the foregoing shall not apply if substantially all of the assets of the partnership are transferred to and owned by the Company or its Affiliates. As used herein, an Affiliate of a person or other entity means a person or other entity that directly or indirectly controls, is controlled by or is under common control with the person or other entity specified (including without limitation any investment entity managed by the person or other entity specified or a person or entity that directly or indirectly controls, is controlled by or under common control with the person or other entity specified).

(i) The amounts required to be paid and the benefits required to be made available to the Executive under this Section 6 are absolute. Under no circumstances shall the Executive, upon the termination of his employment hereunder, be required to seek alternative employment and, in the event that the Executive does secure other employment, no compensation or other benefits received in respect of such employment shall be set-off or in any other way limit or reduce the obligations of the Company and the Subsidiary under this
Section 6.

(j) If Executive is not employed with the Company at any time prior to the date which is six months after the Effective Date, Executive agrees to refund to the Company 100% of any relocation expenses for which the Company has previously reimbursed Executive. Thereafter, if Executive is not employed with the Company at any time prior to the one year anniversary of the Effective Date, Executive agrees to refund to the Company 50% of any relocation expenses for which the Company has previously reimbursed Executive. Thereafter, if Executive is not employed with the Company at any time prior to the two year anniversary of the Effective Date, Executive agrees to refund to the Company 25% of any relocation expenses for which the Company has previously reimbursed Executive. Notwithstanding anything to the contrary in this Section, Executive shall have no obligation to refund the Company any of its relocation reimbursement costs if the Company terminates the Executive's employment under this Agreement without Cause, or by reason of the Executive's death or Disability, or if the Executive terminates his employment under this Agreement for Good Reason.

7.    CONFIDENTIAL INFORMATION.

(a) The Executive acknowledges that the Company and its subsidiaries or affiliated ventures ("Company Affiliates") own and have developed and compile, and will in the future own, develop and compile certain Confidential Information and that during the course of his rendering services to the Company Confidential Information has and will be disclosed to the Executive by the Company and its Affiliates. The Executive hereby agrees that, during the Term (except as required to conduct the business of the Company) and thereafter, he will not in any way use or disclose, furnish or make accessible to anyone, directly or indirectly, any Confidential Information of the Company or its Affiliates.

(b) As used herein, the term "Confidential Information" means any trade secrets, confidential or proprietary information, or other knowledge, know-how, information, documents or materials, owned, developed or possessed by a Company Affiliate pertaining to its businesses the confidentiality of which such company takes reasonable measures to protect, including, but not limited to, trade secrets, techniques, know-how (including designs, plans, procedures, processes and research records), software, computer programs, innovations, discoveries, improvements, research, developments, test results, reports, specifications, data, formats, marketing data and business plans and strategies, business opportunities, guest

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lists, vendor terms, agreements and other forms of documents, expansion plans, budgets, projections, and salary, staffing and employment information. Notwithstanding the foregoing, Confidential Information shall not in any event include information which (i) was generally known or generally available to the public prior to its disclosure to the Executive, (ii) becomes generally known or generally available to the public subsequent to its disclosure to the Executive through no wrongful act of the Executive, (iii) is or becomes available to the Executive from sources other than the Company Affiliates which sources are not known to the Executive to be under any duty of confidentiality with respect thereto or (iv) the Executive is required to disclose by applicable law or regulation or by order of any court or federal, state or local regulatory or administrative body (provided that the Executive provides the Company with prior notice of the contemplated disclosure and reasonably cooperates with the Company, at the Company's sole expense, in seeking a protective order or other appropriate protection of such information).

8.    RESTRICTIVE COVENANTS.

(a) The Executive agrees that during his employment hereunder and for a period of twelve months thereafter the Executive will not, directly or indirectly, engage or participate or make any financial investments in (other than ownership of up to 5% of the aggregate of any class of securities of any corporation if such securities are listed on a national stock exchange or under section 12(g) of the Securities Exchange Act of 1934) or become employed by, or act as an agent or principal of, or render advisory or other management services to or for, any Competing Business. As used herein the term "Competing Business" means any business which includes hotel ownership, hotel management, hotel services or hotel franchising and has a headquarters in Washington, Oregon, Idaho, Montana, Utah or Northern California, defined as the area from San Jose, California north to California's border with Oregon.

(b) The Executive agrees that during his employment hereunder and for a period of twenty-four months thereafter he will not solicit, raid, entice or induce any person that then is or at any time during the twelve-month period prior to the end of the Term was an employee of the Company or a Company Affiliate (other than a person whose employment with such Company Affiliate has been terminated by such Company Affiliate), to become employed by any person, firm or corporation.

9.    SPECIFIC PERFORMANCE.

(a) The Executive acknowledges that the services to be rendered by him hereunder are of a special, unique, extraordinary and personal character and that the Company Affiliates would sustain irreparable harm in the event of a violation by the Executive of Section 7 or 8 hereof. Therefore, in addition to any other remedies available, the Company shall be entitled to specific enforcement and/or an injunction from any court of competent jurisdiction restraining the Executive from committing or continuing any such violation of this Agreement without proving actual damages or posting a bond or other security. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of damages.

(b) If any of the restrictions on activities of the Executive contained in Sections 7 or 8 shall for any reason be held by a court of competent jurisdiction to be excessively broad as to duration, geographical scope or activity of subject, such restrictions shall be construed so as thereafter to be limited or reduced to be enforceable to the maximum extent compatible with the applicable law as it shall then appear; it being understood that by the execution of this Agreement the parties hereto regard such restrictions as reasonable and compatible with their respective rights.

(c) Notwithstanding anything in this Agreement to the contrary, in the event that the Company fails to make any payment of any amounts or provide any of the benefits to the Executive when due as called for under Section 6 of this Agreement and such failure shall continue for twenty (20) days after notice thereof from the Executive, all restrictions on the activities of the Executive under Sections 7 and 8 shall be immediately and permanently terminated.

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10.   WITHHOLDING.

The parties agree that all payments to be made to the Executive by the Company pursuant to the Agreement shall be subject to all applicable withholding obligations of such company.

11.   NOTICES.

 All notices required or permitted hereunder shall be in writing and shall be deemed given and received when delivered personally, four days after being mailed if sent by registered or certified mail, postage pre-paid, or by one day after delivery if sent by air courier (for next-day delivery) with evidence of receipt thereof or by facsimile with receipt confirmed by the addressee. Such notices shall be addressed respectively:

      IF TO THE EXECUTIVE, to:
      Anupam Narayan
      9311 North 58th Street
      Paradise Valley, AZ 85253

      IF TO THE COMPANY,  to:
      WestCoast Hospitality Corporation
      201 W. North River Drive
      Spokane, WA  99201
      Attn:  Chief Executive Officer

      With copy to:
      WestCoast Hospitality Corporation
      201 W. North River Drive
      Spokane, WA  99201
      Attn. Corporate Counsel

or to any other address of which such party may have given notice to the other parties in the manner specified above.

12.   MISCELLANEOUS.

(a) This Agreement is a personal contract calling for the provision of unique services by the Executive, and the Executive's rights and obligations hereunder may not be sold, transferred, assigned, pledged or hypothecated by the Executive. The rights and obligations of the Company hereunder will be binding upon and run in favor of their respective successors and assigns.

(b) This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Washington.

(c) Any controversy arising out of or relating to this Agreement or any breach hereof shall be settled by arbitration in Spokane, Washington by a single neutral arbitrator who shall be a retired federal or state court judge in accordance with the Commercial Arbitration Rules of the American Arbitration Association and judgment upon any award rendered may be entered in any court having jurisdiction thereof, except in the event of a controversy relating to any alleged violation by the Executive of Section 7 or 8 hereof, the Company and the Subsidiary shall be entitled to seek injunctive relief from a court of competent jurisdiction without the requirement to seek arbitration. In addition to all other relief, the substantially prevailing party in any arbitration or court action shall be entitled to their reasonable attorney fees and costs incurred by reason of the controversy (including any appellate review and bankruptcy or enforcement proceedings).

(d) The headings of the various sections of this Agreement are for convenience of reference only and shall not define or limit any of the terms or provisions hereof.

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(e)   The provisions of this Agreement which by their terms call for performance subsequent to the expiration or termination of the Term shall survive such expiration or termination.

(f) Upon the Effective Date, this Agreement supersedes any existing employment agreements between the Employee and the Company and any of its Affiliates all of which shall be terminated upon the Commencement Date of this Agreement.

IN WITNESS WHEREOF, THE PARTIES HERETO HAVE EXECUTED THIS AGREEMENT AS OF THE
      EFFECTIVE DATE FIRST ABOVE WRITTEN.

EXECUTIVE:                      COMPANY:

                                WESTCOAST HOSPITALITY CORPORATION

/s/ Anupam Narayan              By  /s/ Arthur Coffey
---------------------------         --------------------------------------------
Anupam Narayan                      Arthur Coffey, President and Chief Executive
                                    Officer

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